Exhibit 99.1

Novocure Reports Fourth Quarter and Full Year 2017 Financial Results and Provides Company Update

1,834 active patients at December 31, 2017, an increase of 68 percent versus December 31, 2016, and an increase of 9 percent versus September 30, 2017

Delivered record quarterly net revenues of $53.7 million, representing 77 percent growth versus December 31, 2016, and 7 percent growth versus September 30, 2017

Received reimbursement approval for Optune® in Japan for the treatment of newly diagnosed GBM

Received FDA IDE approval to commence PANOVA 3 phase 3 pivotal trial in locally advanced pancreatic cancer

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the quarter and year ended December 31, 2017, highlighting year-over-year and sequential growth in active patients and net revenues. Novocure is a global oncology company developing a proprietary platform called Tumor Treating Fields for the treatment of solid tumor cancers. Tumor Treating Fields is a cancer therapy that uses electric fields tuned to specific frequencies to disrupt cell division, inhibiting tumor growth and causing affected cancer cells to die.

Fourth quarter and full year 2017 highlights include:

	Three months December 31,			Year ended December 31,
	2017	2016	% Change	2017	2016	% Change

Non-financial
Active patients at period end(1)	1,834	1,091	68%	1,834	1,091	68%
Prescriptions received in period(2)	1,090	706	54%	4,119	2,808	47%

Financial, in millions
Net revenues	$53.7	$30.2	77%	$177.0	$82.9	114%
Net income (loss)	$(10.9)	$(22.2)	51%	$(61.7)	$(131.8)	53%

Cash and cash equivalents at the end of period	$78.6	$99.8
Short-term investments at the end of period	$104.7	$119.9

(1)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

Exhibit 99.1

(2)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

“With more than 1,800 patients on therapy at year-end, the fourth quarter of 2017 was our twelfth consecutive quarter of active patient growth since the initial presentation of our EF-14 phase 3 pivotal clinical trial data,” said Asaf Danziger, Novocure’s Chief Executive Officer. “We secured national reimbursement for the treatment of newly diagnosed GBM in Japan, expanding the market opportunity for Optune. We delivered record revenues of $53.7 million in Q4 2017 and $177.0 million for the full year. I am proud of the progress we made in 2017.”

“We were pleased with the publication of the final analysis of our EF-14 phase 3 pivotal trial in The Journal of the American Medical Association (JAMA) in December. The final analysis demonstrated a statistically and clinically significant extension of overall survival of patients with newly diagnosed GBM, and we believe publication in JAMA will increase the visibility of our unprecedented five-year survival results within the medical community,” commented William Doyle, Novocure’s Executive Chairman. “We also presented data from a post-hoc analysis of our EF-14 trial at the Society of Neuro-Oncology annual meeting in November that showed a clear dose response, with increased Optune compliance predicting increased survival in GBM patients. Patients who used Optune more than 90 percent of the time had a five-year overall survival rate of 29.3 percent compared to five percent for patients treated with temozolomide alone.”

“We believe Novocure has significant potential to both grow our GBM business and to expand into additional solid tumor indications,” continued Mr. Doyle. “We now have more than 1,100 centers certified across three regions of the world, reflecting our growing global commercial reach, and we believe there are far more patients who could benefit from treatment with Optune than are currently on therapy. With three ongoing phase 3 pivotal trials and data expected from a large phase 2 pilot trial in mesothelioma in 2018, we believe we are still at the beginning of our journey.”

Fourth quarter 2017 operating statistics and financial update

There were 1,834 active patients on Optune at December 31, 2017, representing 68 percent growth versus December 31, 2016, and 9 percent growth versus September 30, 2017. The increase in active patients was driven primarily by prescription growth and by an increase in the percentage of active patients with a newly diagnosed GBM diagnosis who typically have a longer duration of treatment with Optune. The proportion of Optune prescriptions written for newly diagnosed GBM was 66 percent in the fourth quarter 2017.

Exhibit 99.1

•	In the United States, there were 1,320 active patients on Optune at December 31, 2017, representing 58 percent growth versus December 31, 2016.
•	In Germany and other EMEA markets, there were 512 active patients on Optune at December 31, 2017, representing 100 percent growth versus December 31, 2016.
•	In Japan, there were 2 active patients on Optune at December 31, 2017. There were no active patients on Optune in Japan during the same period in 2016.

Additionally, 1,090 prescriptions were received in the three months ended December 31, 2017, representing 54 percent growth compared to the same period in 2016. The increase in prescriptions was driven primarily by commercial activities in our currently active markets.

•	In the United States, 809 prescriptions were received in the three months ended December 31, 2017, representing 49 percent growth compared to the same period in 2016.
•	In Germany and other EMEA markets, 280 prescriptions were received in the three months ended December 31, 2017, representing 73 percent growth compared to the same period in 2016.
•	In Japan, there was 1 prescription received in the three months ended December 31, 2017. No prescriptions were received in Japan during the same period in 2016.

We continue to work with payers in our active markets to expand reimbursement of Optune for the treatment of both newly diagnosed and recurrent GBM.  In December 2017, the Japanese Ministry of Health, Labour and Welfare approved the recommendation by Japan’s Central Social Insurance Medical Council (Chuikyo) to provide reimbursement for Optune for the treatment of newly diagnosed GBM. Japan represents the largest market to date in which Novocure has received governmental reimbursement for Optune.

For the three months ended December 31, 2017, net revenues increased to $53.7 million, representing 77 percent growth versus the same period in 2016 and 7 percent growth versus the three months ended September 30, 2017. This growth was primarily driven by increased Optune adoption and an increase in the net revenues per active patient. The increase in net revenues per active patient was primarily driven by an increase in positive coverage policies in the United States and improving reimbursement approval rates in Germany.

Exhibit 99.1

For the three months ended December 31, 2017, cost of revenues increased to $15.6 million compared to $11.0 million for the same period in 2016, representing an increase of 43 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Research, development and clinical trials expenses for the three months ended December 31, 2017, were $10.0 million compared to $8.5 million for the same period in 2016, representing an increase of 19 percent. This was primarily due to an increase in clinical trial expenses, resulting from start-up expenses for our LUNAR and METIS trials, and an increase in payroll expenses to support our clinical trial activities, partially offset by a decrease in other R&D expenses.

Sales and marketing expenses for the three months ended December 31, 2017, were $16.0 million compared to $15.7 million for the same period in 2016, representing an increase of 2 percent. This was primarily due to an increase in field-based sales costs to support Optune growth and an increase in commercial shipping charges, offset by a decrease in marketing expenses related to launch activities.

General and administrative expenses for the three months ended December 31, 2017, were $16.5 million compared to $13.0 million for the same period in 2016, representing an increase of 27 percent. This was primarily due to increased personnel costs, including an increase in share-based compensation expense, partially offset by a one-time net charge of $3.6 million in 2016 related to our 2015 Technion settlement.

Personnel costs for the three months ended December 31, 2017, included $6.4 million in non-cash share-based compensation expenses, comprised of $0.1 million in cost of revenues; $0.9 million in research, development and clinical trials; a credit of $0.5 million in sales and marketing; and $5.8 million in general and administrative expenses. Total non-cash share-based compensation expenses for the fourth quarter 2016 were $4.7 million.

Net losses for the three months ended December 31, 2017, were $10.9 million compared to net losses of $22.2 million for the same period in 2016, representing an improvement of 51 percent.

Full year 2017 operating statistics and financial update

There were 1,834 active patients on Optune at December 31, 2017, representing 68 percent growth versus December 31, 2016. The increase in active patients was driven primarily by prescription growth and by an increase in the percentage of active patients

Exhibit 99.1

with a newly diagnosed GBM diagnosis who typically have a longer duration of treatment with Optune.

•	In the United States, there were 1,320 active patients on Optune at December 31, 2017, representing 58 percent growth versus December 31, 2016.
•	In Germany and other EMEA markets, there were 512 active patients on Optune at December 31, 2017, representing 100 percent growth versus December 31, 2016.
•	In Japan, there were 2 active patients on Optune at December 31, 2017. There were no active patients on Optune in Japan during the same period in 2016.

Additionally, 4,119 prescriptions were received in the year ended December 31, 2017, representing 47 percent growth compared to the same period in 2016. The increase in prescriptions was driven primarily by commercial activities in our currently active markets.

•	In the United States, 3,102 prescriptions were received in the year ended December 31, 2017, representing 32 percent growth compared to the same period in 2016.
•	In Germany and other EMEA markets, 1,011 prescriptions were received in the year ended December 31, 2017, representing 118 percent growth compared to the same period in 2016.
•	In Japan, there were 6 prescriptions received in the year ended December 31, 2017, representing 500 percent growth compared to the same period in 2016.

For the year ended December 31, 2017, net revenues increased to $177.0 million compared to $82.9 million for the same period in 2016, representing 114 percent growth. This growth was primarily driven by increased Optune adoption and an increase in the net revenues per active patient. The increase in net revenues per active patient was primarily driven by an increase in positive coverage policies in the United States, improving reimbursement approval rates in Germany, and a one-time benefit from the transition to accrual-based revenue for a portion of our payers.

For the year ended December 31, 2017, cost of revenues increased to $55.6 million compared to $39.9 million for the same period in 2016, representing an increase of 39 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Exhibit 99.1

Research, development and clinical trials expenses for the year ended December 31, 2017, were $38.1 million compared to $41.5 million for the same period in 2016, representing a decrease of 8 percent. This was primarily due to a decrease of in clinical trial expenses, resulting from the conclusion of our EF-14 phase 3 pivotal trial partially offset by start-up expenses for our LUNAR and METIS trials, and a decrease in other R&D expenses.

Sales and marketing expenses for the year ended December 31, 2017, were $63.5 million compared to $59.4 million for the same period in 2016, representing an increase of 7 percent. This was primarily due to an increase in field-based sales costs to support Optune growth as well as an increase in commercial shipping charges and other expenses, partially offset by a decrease in marketing expenses related to launch activities.

General and administrative expenses for the year ended December 31, 2017, were $59.1 million compared to $51.0 million for the same period in 2016, representing an increase of 16 percent compared to the same period in 2016. This was primarily due to increased personnel costs, including an increase in share-based compensation expense, partially offset by a one-time net charge of $3.6 million in 2016 related to our 2015 Technion settlement.

Personnel costs for the year ended December 31, 2017, included $27.1 million in non-cash share-based compensation expenses, comprised of $0.5 million in cost of revenues; $3.6 million in research, development and clinical trials; $3.8 million in sales and marketing; and $19.3 million in general and administrative expenses. Total non-cash share-based compensation expenses for the twelve months ended December 31, 2016 were $21.4 million.

Net losses for the year ended December 31, 2017, were $61.7 million compared to net losses of $131.8 million for the same period in 2016, representing an improvement of 53 percent.

At December 31, 2017, we had $78.6 million in cash and cash equivalents and $104.7 million in short-term investments, for a total balance of $183.3 million in cash, cash equivalents and short-term investments. On February 7, 2018, we entered into a $150 million term loan agreement with BioPharma Credit PLC, an investment fund managed by Pharmakon Advisors, LP, with proceeds used to pay in full our prior $100 million term loan debt and to fund working capital. The agreement improves upon the pricing and terms of the prior credit facility with BioPharma Secured Investments III Holdings Cayman LP and extends the maturity of Novocure’s debt until February 2023.

Exhibit 99.1

Anticipated final data collection

•	Phase 2 pilot STELLAR trial in mesothelioma (mid-2018)
•	Phase 3 pivotal METIS trial in brain metastases (2020)
•	Phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)
•	Phase 3 pivotal PANOVA 3 trial in locally advanced pancreatic cancer (2022)

Conference call details

Novocure will host a conference call and webcast to discuss fourth quarter and full year 2017 financial results today, Thursday, February 22, 2018, at 8 a.m. EST. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 3069446. The webcast can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for replay for at least 14 days following the call.

The earnings slides presented during the webcast and the corporate presentation can also be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/.

Upcoming investor events

William Doyle, Novocure’s Executive Chairman, will participate in the BTIG Healthcare Conference on February 28, 2018, in Snowbird, Utah. Mr. Doyle will participate in one-on-one meetings with investors throughout the day. Novocure’s corporate presentation is updated periodically and the current presentation can be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations.

About Novocure

Novocure is an oncology company developing a profoundly different cancer treatment utilizing a proprietary therapy called Tumor Treating Fields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Exhibit 99.1

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2018, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Exhibit 99.1

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	Unaudited
Net revenues	$53,661	$30,242	$177,026	$82,888
Cost of revenues	15,640	10,973	55,609	39,870
Impairment of field equipment	-	-	-	6,412

Gross profit	38,021	19,269	121,417	36,606

Operating costs and expenses:
Research, development and clinical trials	10,048	8,471	38,103	41,467
Sales and marketing	16,025	15,678	63,528	59,449
General and administrative	16,454	12,997	59,114	51,007

Total operating costs and expenses	42,527	37,146	160,745	151,923

Operating loss	(4,506)	(17,877)	(39,328)	(115,317)
Financial expenses, net	2,384	2,854	9,169	6,147

Loss before income tax expense	(6,890)	(20,731)	(48,497)	(121,464)
Income tax expense	4,055	1,437	13,165	10,381

Net loss	$(10,945)	$(22,168)	$(61,662)	$(131,845)

Basic and diluted net loss per ordinary share	$(0.12)	$(0.26)	$(0.70)	$(1.54)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	89,389,364	86,760,316	88,546,719	85,558,448

Exhibit 99.1

Consolidated Balance Sheets

USD in thousands (except share data)

	December 31,
U.S. dollars in thousands	2017	2016
Assets
Current assets:
Cash and cash equivalents	$78,592	$99,780
Short-term investments	104,719	119,854
Restricted cash	2,126	267
Trade receivables, net	29,567	6,339
Receivables and prepaid expenses	8,105	10,084
Inventories	22,025	25,549
Total current assets	245,134	261,873
Long-term assets:
Property and equipment, net	9,031	9,812
Field equipment, net	9,036	8,808
Severance pay fund	111	88
Other long-term assets	1,986	1,500
Total long-term assets	20,164	20,208
Total assets	$265,298	$282,081

Exhibit 99.1

Consolidated Balance Sheets

USD in thousands (except share data)

	December 31,
U.S. dollars in thousands, except share and per share data	2017	2016
Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$17,206	$18,356
Other payables and accrued expenses	32,996	18,526
Total current liabilities	50,202	36,882
Long-term liabilities:
Long-term loan, net of discount and issuance costs	97,342	96,231
Employee benefit liabilities	2,453	2,590
Other long-term liabilities	1,737	4,033
Total long-term liabilities	101,532	102,854
Total liabilities	151,734	139,736
Commitments and contingencies
Shareholders’ equity:
Share capital -
Ordinary shares - No par value, Unlimited shares authorized; Issued and outstanding: 89,478,032 shares and 87,066,446 shares at December 31, 2017 and December 31, 2016 respectively;	-	-
Additional paid-in capital	697,165	664,154
Accumulated other comprehensive loss	(1,343)	(1,883)
Accumulated deficit	(582,258)	(519,926)
Total shareholders’ equity	113,564	142,345
Total liabilities and shareholders’ equity	$265,298	$282,081

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558